Exhibit 99.1

News Release	For Immediate Release

Investor Relations:	Andrea Tarbox
Vice President and CFO
847.239.8812

FTC Grants Early Termination of Waiting Period for KapStone Paper and Packaging Corporation

NORTHBROOK, IL — May 6, 2008 — KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported  that KapStone Paper and Packaging Corporation (“KapStone”) was notified on May 5, 2008 by the Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was granted with respect to KapStone’s pending acquisition of substantially all of the assets of MeadWestvaco South Carolina, LLC and MeadWestvaco Corporation (collectively “MeadWestvaco”) used in the manufacture and distribution of unbleached saturating kraft, unbleached coated kraft folding carton board and unbleached kraft linerboard at MeadWestvaco’s paper mill in Charleston, South Carolina, a related lumber mill and five chip mills, including one on-site at the Summerville lumber mill (collectively, the “Business”).  The Company expects to close the deal by the end of the third quarter of 2008, subject to customary closing conditions including finalization of financing.

About the Company

On January 2, 2007, KapStone Paper and Packaging Corporation completed the acquisition of substantially all of the assets and assumed certain liabilities, of the Kraft Papers Business, or KPB, a division of IP.  The assets include an unbleached kraft paper manufacturing facility in Roanoke Rapids, North Carolina and Ride Rite® Converting, an inflatable dunnage bag manufacturer located in Fordyce, Arkansas.  Prior to the acquisition of KPB, KapStone, a special purpose acquisition corporation or “blank check company”, had no operations.

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation, is a leading North American producer of kraft paper and converter of inflatable dunnage bags. The business employs approximately 700 people.

Forward-Looking Statements

Certain matters discussed  in this news release , including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for KapStone after the acquisition and any other statements about management’s future expectations,  beliefs, goals, plans, or prospects constitute “forward-looking statements” intended to qualify for the safe harbor from liability established by the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, assumptions and current expectations and are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the ability of KapStone to successfully integrate Charleston’s operations and employees, the ability to realize anticipated synergies and cost savings, general economic conditions and industry specific conditions. In addition, please refer to the documents that KapStone files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risk factors that could cause KapStone’s financial and operational results to differ materially from those contained in the forward-looking statements set forth in this document. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by law, KapStone undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.